NEWS RELEASE

For Immediate Release

                                       Contact:         William W. Sherertz
                                                        President and
                                                        Chief Executive Officer

                                     Telephone:         (503) 220-0988

                         BARRETT BUSINESS SERVICES, INC.
                       ANNOUNCES ADMINISTRATIVE PENALTIES

                  PORTLAND, OREGON, April 8, 1997 - Barrett Business Services, Inc. (Nasdaq trading symbol: "BSSI") announced today that its farm and forest labor contractor license has been revoked by the State of Oregon through a default judgment. The license revocation included civil penalties of $488,000. The State's action is based upon allegations that Barrett violated certain requirements imposed on farm and forest labor contractors.

                  The Company had previously disclosed that it had received a notice from the State outlining certain purported deficiencies primarily related to written documentation evidencing that the terms and conditions of employment and workers' rights and remedies had been properly communicated to employees.

                  The State's assertions prevailed through a default judgment as a result of the failure by one of the Company's law firms to file a response to the notice within the prescribed 20-day period.

                  Commenting on the situation, President and Chief Executive Officer William W. Sherertz stated that, "We believe the State's allegations are without merit, and due to an error, we apparently will not have the opportunity to defend our company and our customers. The State did not allege any mistreatment or abuse of employees. The fines were levied for the alleged lack of proper written documentation; it's simply a matter of whether or not we have the paperwork -- and we do. We will continue to vigorously seek an equitable resolution."

                  Barrett Business Services, Inc., is a human resource management company with offices in Washington, Oregon, Idaho, California, Arizona, Michigan, Maryland, and Delaware. Barrett reported revenues of $215.8 million and net income of $5.0 million for 1996.

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